Exhibit 99.1
News from
Arch Coal, Inc.
FOR FURTHER INFORMATION:
Deck S. Slone
Vice President, Government, Investor and Public Affairs
314/994-2717
FOR IMMEDIATE RELEASE
Arch Coal, Inc. Reports First Quarter 2011 Results
EBITDA rises 46% versus the prior-year quarter
First quarter per-ton operating margins expand in all regions
Company raises full year 2011 earnings guidance
Earnings Highlights

	Quarter Ended
In $ millions, except per share data	3/31/11	3/31/10
Revenues	$872.9	$711.9
Income from Operations	102.2	32.2
Net Income (Loss)[1]	55.6	(1.8)
Fully Diluted EPS/LPS	0.34	(0.01)

Adjusted EBITDA[2]	$191.4	$131.4

1/-	Net income (loss) attributable to ACI.

2/-	Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” in this release.
     ST. LOUIS (April 26, 2011) — Arch Coal, Inc. (NYSE: ACI) today reported first quarter 2011 net income of $55.6 million, or $0.34 per diluted share, versus a net loss in the prior-year quarter. Excluding non-cash amortization of acquired coal supply agreements, adjusted net income for the first quarter of 2011 was $59.4 million, or $0.36 per diluted share, compared with net income of $5.0 million, or $0.03 per diluted share, in the first quarter of 2010. Adjusted earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) increased 46 percent versus a year ago to reach more than $191 million in the first quarter of 2011.
     “Significantly higher prices for metallurgical and steam coal shipped in the quarter just ended drove our positive financial results,” said Steven F. Leer, Arch’s chairman and chief executive officer. “Our per-ton cash margins in the Powder River Basin and Western Bituminous Region approached all-time records, while our cash margins in Central Appalachia nearly matched levels achieved in the bull market of 2008.”
     First quarter 2011 revenues grew 23 percent versus the prior-year quarter, reflecting increased per-ton sales prices in each operating region, offset by modestly lower overall sales volume. At the same time, Arch’s international metallurgical and steam coal sales grew meaningfully during the first quarter, and made key contributions to the overall results. In total, the company shipped 1.6 million tons into international markets — a nearly 40 percent increase versus the prior year’s first quarter.
     “Based on our current expectation of global and domestic coal market fundamentals, we have raised our full-year earnings guidance range,” added Leer. “Furthermore, with the restart of longwall production at Mountain Laurel in mid-April, we would expect our metallurgical coal sales to increase as the year progresses, allowing us to ship 7.5 million tons into coking and pulverized coal injection/PCI markets during 2011.”
Core Values
     Arch continued to excel in safety and environmental performance during the first quarter of 2011, with four mining operations and facilities attaining a Perfect Zero — a dual accomplishment of operating without a reportable safety incident or environmental violation. In addition, Arch earned national and state awards for mine safety and environmental compliance across its operating platform.
     The company received several safety awards in the first quarter, highlighting its record safety performance during 2010. Specifically, Coal-Mac was presented with West Virginia’s top honor for the best safety performance among West Virginia surface coal mines, while Mountain Laurel earned the West Virginia Guardian Award for underground mine safety. For the second consecutive year, Colorado recognized West Elk as the state’s safest underground mine. Additionally, Arch of Wyoming was awarded the Mine Safety and Health Administration’s (MSHA) Sentinels of Safety certificate for achievements in employee safety.
     Also in the first quarter, Arch subsidiaries were recognized with several environmental stewardship accolades. For the third consecutive year, Coal-Mac was honored by the West Virginia Department of Environmental Protection with the Greenlands Award, the state’s top environmental achievement. West Elk received two Colorado state awards for outstanding reclamation, water conservation and pollution prevention practices.
     “We commend the employees across our operations for these achievements, which further underscore our commitment to achieving a best-in-class safety and environmental record,” said John W. Eaves, Arch’s president and chief operating officer. “While we are proud of our accomplishments and of the external recognition, we remain sharply focused on continuous improvement. Our ultimate goal is to operate the world’s safest and most environmentally responsible coal mines this year and every year.”
Operational Results
     “Even with lower sales volumes, we are off to a good start in 2011 — delivering significant margin expansion in all operating regions versus the fourth quarter of 2010,” said Eaves. “We also successfully overcame the temporary idling of the Mountain Laurel longwall, which returned to service on April 17 as forecasted.”

	Arch Coal, Inc.
	1Q11	4Q10	1Q10
Tons sold (in millions)	36.2	42.0	37.5
Average sales price per ton	$21.94	$18.65	$17.74
Cash cost per ton	$15.89	$13.59	$13.45
Cash margin per ton	$6.05	$5.06	$4.29
Total operating cost per ton	$18.19	$15.87	$15.80
Operating margin per ton	$3.75	$2.78	$1.94
Consolidated results may not tie to regional breakout due to rounding.
Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
Amortization of acquired coal supply agreements not included in results.
Amounts reflected in this table exclude certain coal sales and purchases which have no effect on company results. For further description of the excluded transactions, please refer to the supplemental regional schedule that can be found at http://investor.archcoal.com.
     Consolidated operating margin per ton expanded 35 percent in the first quarter of 2011 compared with the fourth quarter of 2010, and nearly doubled versus the prior-year quarter. While first quarter 2011 consolidated sales volume declined from fourth quarter 2010 levels, average sales price per ton rose nearly 18 percent, reflecting higher contract pricing across all regions as well as a larger percentage of higher-priced tons in the company’s overall volume mix. Consolidated operating costs per ton increased approximately 15 percent over the same time period, due to higher sales-sensitive costs, the impact of lower volume levels and a greater percentage of higher-cost production in Arch’s overall volume mix.

	Powder River Basin
	1Q11	4Q10	1Q10
Tons sold (in millions)	28.8	34.6	30.6
Average sales price per ton	$13.51	$12.51	$11.64
Cash cost per ton	$10.26	$9.56	$9.33
Cash margin per ton	$3.25	$2.95	$2.31
Total operating cost per ton	$11.71	$10.92	$10.79
Operating margin per ton	$1.80	$1.59	$0.85
Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
Amortization of acquired coal supply agreements not included in results.
     First quarter 2011 operating margin per ton in the Powder River Basin increased 13 percent compared with the fourth quarter of 2010, and more than doubled versus the prior-year quarter. First quarter sales volumes declined as previously planned, while sales price increased $1.00 per ton versus the fourth quarter of 2010, reflecting higher-priced commitments signed in an improved coal market. Operating costs, excluding amortization of acquired coal supply agreements, increased $0.79 per ton over the same time period, resulting from planned lower volume levels, higher sales-sensitive costs and increased diesel costs.

	Western Bituminous Region
	1Q11	4Q10	1Q10
Tons sold (in millions)	4.2	4.2	4.1
Average sales price per ton	$31.77	$28.79	$28.97
Cash cost per ton	$20.51	$19.31	$21.45
Cash margin per ton	$11.26	$9.48	$7.52
Total operating cost per ton	$25.41	$24.79	$26.38
Operating margin per ton	$6.36	$4.00	$2.59
Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
     In the Western Bituminous Region, first quarter 2011 operating margin rose nearly 60 percent versus the fourth quarter of 2010 to reach $6.36 per ton. Average sales price per ton increased more than 10 percent in the first quarter of 2011 versus the prior-quarter period, driven by the roll-off of lower-priced sales contracts. Operating costs per ton increased marginally over the same time period, due to higher sales-sensitive costs and the impact of an additional longwall move in the quarter just ended.

	Central Appalachia
	1Q11	4Q10	1Q10
Tons sold (in millions)	3.2	3.2	2.8
Average sales price per ton	$85.10	$71.91	$68.43
Cash cost per ton	$60.57	$49.79	$47.20
Cash margin per ton	$24.53	$22.12	$21.23
Total operating cost per ton	$67.14	$57.78	$55.57
Operating margin per ton	$17.96	$14.13	$12.86
Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
Arch acts as an intermediary on certain pass-through transactions that have no effect on company results. These transactions are not reflected in this table.
     First quarter 2011 operating margin per ton in Central Appalachia increased nearly 30 percent versus the fourth quarter of 2010, benefiting from strong metallurgical coal markets in particular. Sales volumes in the first quarter of 2011 were flat compared with the prior-quarter period despite lower production at Mountain Laurel due to the outage of the longwall. Mine inventory reduction and increased production at other regional mining complexes maintained first quarter shipment levels. Average sales price per ton increased nearly 20 percent over the same time period, driven by higher pricing on metallurgical and steam coal sales, while operating costs rose 16 percent, reflecting the temporary idling of Mountain Laurel’s longwall, higher sales-sensitive costs and the addition of incremental, higher-cost metallurgical coal production.
Coal Market Trends
     Arch expects continued strength in global coal market fundamentals during 2011. “Key drivers in international energy markets are helping to tighten the domestic coal market landscape, and are setting the stage for a multi-year upswing in the coal sector,” said Leer.
     Robust metallurgical coal demand and resurgent seaborne steam coal demand are pulling available supply out of domestic coal markets and should fuel substantial increases in U.S. coal exports this year. Based on government estimates, U.S. coal exports reached 26 million tons in the first quarter of 2011 — representing a 47-percent increase versus the prior-year quarter. As a result, Arch now expects U.S. coal exports to approach 105 million tons in 2011.
     In particular, Arch expects increased U.S. coal exports, higher industrial coal use and lower coal imports into the United States to more than offset muted domestic coal consumption and production growth in 2011. According to Energy Information Administration data, year-to-date power generation was flat through February, while coal consumption was down due to strong contributions from other fuel sources. On the supply side, we expect producers in some supply basins to grow production in response to stronger global coal markets, although increases will be offset to some degree by ongoing declines in other basins, namely Central Appalachia.
     In aggregate, Arch projects continued reductions in U.S. generator coal stockpile levels during 2011. According to internal estimates, coal power plant stockpiles at March 31 stood at roughly 170 million tons, which is 16 percent below the peak level reached in November 2009 but still 13 percent above the five-year average.
Production and Sales Contract Portfolio
     Arch expects total sales volumes, including brokered tons, to be in the range of 155 million to 160 million tons in 2011, with 7.5 million tons destined for metallurgical coal markets. Arch now expects roughly 40 percent of its metallurgical-quality coal to be shipped as PCI sales, reflecting new market opportunities and a larger percentage of steam coal migrating into the company’s overall metallurgical coal volume mix.

	2011		2012
	Tons	Price	Tons	Price
Powder River Basin
Committed, Priced	109.8	$13.64	69.2	$14.25
Committed, Unpriced	5.2		11.0
Western Bituminous Region
Committed, Priced	17.5	$32.22	9.9	$35.46
Central Appalachia
Committed, Priced (Coking/PCI)	5.8	$113.42	0.4	$120.88
Committed, Priced (Steam)	6.8	$67.12	1.5	$74.08
     “The attractive commitments signed during the first quarter should help to expand Arch’s future profitability,” said Eaves. “At the same time, we remain selective in signing new business to ensure we obtain satisfactory returns on our capital, and we remain committed to following a market-driven approach to maximize the long-term value of our reserve base.”
2011 Earnings Guidance
     Arch has raised its 2011 earnings guidance as follows:
•	Earnings per diluted share on a GAAP basis is projected to be between $2.03 and $2.52, including amortization of coal supply agreements. Excluding this charge, adjusted earnings per diluted share would be in the range of $2.10 to $2.60.

•	Adjusted EBITDA is forecasted to be in the $930 million to $1.05 billion range.

•	Capital spending is expected to remain in the $370 million to $410 million range.

•	Depreciation, depletion and amortization expense (excluding non-cash amortization of acquired coal supply agreements) is projected to be between $376 million and $386 million.
     “With a solid first quarter performance behind us, we expect to achieve even better results in subsequent quarters, and remain on track to deliver a record financial performance during 2011,” said Leer. “With our diversified steam and metallurgical product portfolio and national scope of operations, we will continue to look for ways to expand our international sales participation. We’re ready to excel in the current domestic and international coal market environment.”
     A conference call regarding Arch Coal’s first quarter 2011 financial results will be webcast live today at 11 a.m. E.D.T. The conference call can be accessed via the “investor” section of the Arch Coal Web site (http://investor.archcoal.com).
     U.S.-based Arch Coal is one of the world’s largest and most efficient coal producers, with more than 160 million tons of coal sold in 2010. Arch’s national network of mines supplies cleaner-burning, low-sulfur coal to customers on four continents, including U.S. and international power producers and steel manufacturers. In 2010, Arch achieved record revenues of $3.2 billion.
Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.
# # #

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended March 31,
	2011	2010
	(Unaudited)
Revenues
Coal sales	$872,938	$711,874
Costs, expenses and other
Cost of coal sales	653,684	550,750
Depreciation, depletion and amortization	83,537	88,519
Amortization of acquired sales contracts, net	5,944	10,753
Selling, general and administrative expenses	30,435	27,166
Change in fair value of coal derivatives and coal trading activities, net	(1,784)	5,877
Other operating income, net	(1,116)	(3,391)

	770,700	679,674

Income from operations	102,238	32,200
Interest expense, net:
Interest expense	(34,580)	(35,083)
Interest income	746	338

	(33,834)	(34,745)

Income (loss) before income taxes	68,404	(2,545)
Provision for (benefit from) income taxes	12,530	(775)

Net income (loss)	55,874	(1,770)
Less: Net income attributable to noncontrolling interest	(273)	(26)

Net income (loss) attributable to Arch Coal, Inc.	$55,601	$(1,796)

Earnings (loss) per common share
Basic earnings (loss) per common share	$0.34	$(0.01)

Diluted earnings (loss) per common share	$0.34	$(0.01)

Weighted average shares outstanding
Basic	162,576	162,372

Diluted	163,773	162,372

Dividends declared per common share	$0.10	$0.09

Adjusted EBITDA (A)	$191,446	$131,446

(A)	Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2011	2010
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$69,220	$93,593
Trade accounts receivable	258,499	208,060
Other receivables	44,818	44,260
Inventories	247,908	235,616
Prepaid royalties	42,719	33,932
Deferred income taxes	18,673	—
Coal derivative assets	15,952	15,191
Other	101,153	104,262

Total current assets	798,942	734,914

Property, plant and equipment, net	3,263,555	3,308,892

Other assets
Prepaid royalties	69,737	66,525
Goodwill	114,963	114,963
Deferred income taxes	331,242	361,556
Equity investments	204,424	177,451
Other	117,115	116,468

Total other assets	837,481	836,963

Total assets	$4,899,978	$4,880,769

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$183,866	$198,216
Coal derivative liabilities	4,178	4,947
Deferred income taxes	—	7,775
Accrued expenses and other current liabilities	228,165	245,411
Current maturities of debt and short-term borrowings	69,518	70,997

Total current liabilities	485,727	527,346
Long-term debt	1,539,028	1,538,744
Asset retirement obligations	336,975	334,257
Accrued pension benefits	38,808	49,154
Accrued postretirement benefits other than pension	36,920	37,793
Accrued workers’ compensation	35,964	35,290
Other noncurrent liabilities	124,243	110,234

Total liabilities	2,597,665	2,632,818

Redeemable noncontrolling interest	10,718	10,444

Stockholders’ Equity
Common stock	1,647	1,645
Paid-in capital	1,740,765	1,734,709
Treasury stock, at cost	(53,848)	(53,848)
Retained earnings	600,751	561,418
Accumulated other comprehensive income (loss)	2,280	(6,417)

Total stockholders’ equity	2,291,595	2,237,507

Total liabilities and stockholders’ equity	$4,899,978	$4,880,769

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended March 31,
	2011	2010
	(Unaudited)
Operating activities
Net income (loss)	$55,874	$(1,770)
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	83,537	88,519
Amortization of acquired sales contracts, net	5,944	10,753
Prepaid royalties expensed	8,916	6,599
Employee stock-based compensation expense	5,290	3,684
Amortization of debt financing costs	2,442	2,461
Changes in:
Receivables	(53,586)	(37,013)
Inventories	(12,292)	(2,382)
Coal derivative assets and liabilities	(1,087)	5,547
Accounts payable, accrued expenses and other current liabilities	(31,596)	(6,844)
Deferred income taxes	(1,026)	150
Other	23,729	23,627

Cash provided by operating activities	86,145	93,331

Investing activities
Capital expenditures	(38,711)	(31,975)
Proceeds from dispositions of property, plant and equipment	516	95
Purchases of investments and advances to affiliates	(34,419)	(10,071)
Additions to prepaid royalties	(20,915)	(23,340)

Cash used in investing activities	(93,529)	(65,291)

Financing activities
Net increase (decrease) in borrowings under lines of credit and commercial paper program	3,681	(19,324)
Net payments on other debt	(5,161)	(4,742)
Debt financing costs	(8)	(200)
Dividends paid	(16,269)	(14,623)
Issuance of common stock under incentive plans	768	85

Cash used in financing activities	(16,989)	(38,804)

Decrease in cash and cash equivalents	(24,373)	(10,764)
Cash and cash equivalents, beginning of period	93,593	61,138

Cash and cash equivalents, end of period	$69,220	$50,374

Arch Coal, Inc. and Subsidiaries
Schedule of Consolidated Debt
(In thousands)

	March 31,	December 31,
	2011	2010
	(Unaudited)

Commercial paper	$60,585	$56,904
6.75% senior notes ($450.0 million face value) due 2013	451,456	451,618
8.75% senior notes ($600.0 million face value) due 2016	587,572	587,126
7.25% senior notes ($500.0 million face value) due 2020	500,000	500,000
Other	8,933	14,093

	1,608,546	1,609,741
Less: current maturities of debt and short-term borrowings	69,518	70,997

Long-term debt	$1,539,028	$1,538,744

Arch Coal, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(In thousands)
Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G. The following reconciles these items to net income and cash flows as reported under GAAP.
Adjusted EBITDA
Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization and the amortization of acquired sales contracts. Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. In addition, acquisition related expenses are excluded to make results more comparable between periods. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended March 31,
	2011	2010
	(Unaudited)
Net income (loss)	$55,874	$(1,770)
Income tax expense (benefit)	12,530	(775)
Interest expense, net	33,834	34,745
Depreciation, depletion and amortization	83,537	88,519
Amortization of acquired sales contracts, net	5,944	10,753
Net income attributable to noncontrolling interest	(273)	(26)

Adjusted EBITDA	$191,446	$131,446

Adjusted net income and adjusted diluted earnings per common share
Adjusted net income and adjusted diluted earnings per common share are adjusted for the after-tax impact of acquisition related costs and are not measures of financial performance in accordance with generally accepted accounting principles. We believe that adjusted net income and adjusted diluted earnings per common share better reflect the trend of our future results by excluding items relating to significant transactions. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, adjusted net income and adjusted diluted earnings per share should not be considered in isolation, nor as an alternative to net income or diluted earnings per common share under generally accepted accounting principles.

	Three Months Ended March 31,
	2011	2010
	(Unaudited)
Net income (loss) attributable to Arch Coal	$55,601	$(1,796)

Amortization of acquired sales contracts, net	5,944	10,753
Tax impact of adjustments	(2,170)	(3,925)

Adjusted net income attributable to Arch Coal	$59,375	$5,032

Diluted weighted average shares outstanding	163,773	162,372

Diluted earnings per share	$0.34	$(0.01)

Amortization of acquired sales contracts, net	$0.03	$0.06
Tax impact of adjustments	$(0.01)	$(0.02)

Adjusted diluted earnings per share	$0.36	$0.03

Free Cash Flow
Free cash flow is defined as operating cash flows minus capital expenditures and is not a measure of cash flow in accordance with generally accepted accounting principles. We use free cash flow as a measure of our ability to make investments, acquisitions and payments to our debt and equity security holders. Free cash flow should not be considered in isolation, nor as an alternative to cash flows generated from operations.

	Three Months Ended March 31,
	2011	2010
	(Unaudited)
Cash provided by operating activities	$86,145	$93,331
Capital expenditures	(38,711)	(31,975)

Free cash flow	$47,434	$61,356

Reconciliation of 2011 Targets
Adjusted EBITDA

	Targeted Results
	Year Ended
	December 31, 2011
	Low	High
	(Unaudited)
Net income attributable to Arch Coal, Inc.	331,000	412,000
Income tax expense	68,000	97,000
Interest expense, net	136,000	134,000
Depreciation, depletion and amortization	376,000	386,000
Amortization of acquired sales contracts, net	19,000	21,000

Adjusted EBITDA	$930,000	$1,050,000

Adjusted net income and adjusted diluted earnings per share

	Targeted Results
	Year Ended
	December 31, 2011
	Low	High
	(Unaudited)
Net income attributable to Arch Coal	$331,000	$412,000

Amortization of acquired sales contracts, net	19,000	21,000
Tax impact of adjustments	(6,935)	(7,665)

Adjusted net income attributable to Arch Coal	$343,065	$425,335

Diluted weighted average shares outstanding	163,450	163,450

Diluted earnings per share	$2.03	$2.52

Amortization of acquired sales contracts, net	0.12	0.13
Tax impact of adjustments	(0.05)	(0.05)

Adjusted diluted earnings per share	$2.10	$2.60